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                                                              EXHIBIT 23.1

            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Credence Systems Corporation for the registration of $115,000,000 5 1/4% Convertible Subordinated Notes due 2002 and 1,663,051 shares of its common stock and to the incorporation by reference therein of our report dated December 2, 1996, with respect to the consolidated financial statements of Credence Systems Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, California
December 22, 1997